Exhibit 10.2

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement is entered into as of December 21, 2016, by KALOBIOS PHARMACEUTICALS, INC., a Delaware corporation (“Grantor”), in favor of BLACK HORSE CAPITAL MASTER FUND LTD., an exempted company organized in the Cayman Islands, as administrative agent (in such capacity, together with its successors and assigns, “Agent”) for itself and the other Lenders (as defined herein).  All capitalized terms used herein (which are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Credit Agreement (as defined below).

RECITALS

A.         Grantor, Agent and various other entities, each as a Lender (“Lenders”), are parties to that certain Credit and Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make a term loan to Grantor (the “Loan”) in the amount and manner set forth in the Credit Agreement. The Lenders are willing to make the Loan to Grantor, but only upon the condition, among others, that Grantor shall grant to Agent, for the ratable benefit of the Lenders, a security interest in certain Copyrights, Trademarks, and Patents (as each term is described below) to secure the obligations of Grantor under the Credit Agreement.

B.          Pursuant to the terms of the Credit Agreement, Grantor has granted to Agent, for the ratable benefit of the Lenders, a security interest in all of Grantor's right, title and interest, whether presently existing or hereafter acquired, in, to and under all of the Collateral.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, as collateral security for the prompt and complete payment when due of its obligations under the Credit Agreement, Grantor hereby represents, warrants, covenants and agrees as follows:

AGREEMENT

1.          To secure its obligations under the Credit Agreement, Grantor grants and pledges to Agent, for the ratable benefit of the Lenders, a security interest in all of Grantor's right, title and interest in, to and under its intellectual property (all of which shall collectively be called the "Intellectual Property Collateral"), including, without limitation, the following:

(a)          Any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held, including without limitation those set forth on Exhibit A attached hereto (collectively, the "Copyrights");

(b)          Any and all technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, and computer hardware and software products, now or hereafter existing, created, acquired or held;

(c)          Any and all design rights that may be available to Grantor now or hereafter existing, created, acquired or held;

(d)          All United States and foreign patents, patent applications and like protections including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including without limitation the patents and patent applications set forth on Exhibit B attached hereto (collectively, the "Patents");

(e)          Any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Grantor connected with and symbolized by such trademarks, including without limitation those set forth on Exhibit C attached hereto (collectively, the "Trademarks");

(f)           Any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(g)          All licenses or other rights to use any of the Copyrights, Patents, or Trademarks and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(h)          All amendments, extensions, renewals and extensions of any of the Copyrights, Trademarks, or Patents; and

(i)           All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

2.          This security interest is granted in conjunction with the security interest granted to Agent, for the ratable benefit of the Lenders, under the Credit Agreement.  The rights and remedies of Agent with respect to the security interest granted hereby are in addition to those set forth in the Credit Agreement and the other Financing Documents, and those which are now or hereafter available to Agent as a matter of law or equity.  Each right, power and remedy of Agent provided for herein or in the Credit Agreement or any of the Financing Documents, or now or hereafter existing at law or in equity shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein and the exercise by Agent of any one or more of the rights, powers or remedies provided for in this Agreement, the Credit Agreement or any of the other Financing Documents, or now or hereafter existing at law or in equity, shall not preclude the simultaneous or later exercise by any person, including Agent, of any or all other rights, powers or remedies.

3.          Grantor hereby agrees that, anything herein to the contrary notwithstanding, Grantor shall assume full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with its Intellectual Property Collateral subject to a security interest hereunder.

4.          This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

5.          THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

IN WITNESS WHEREOF, the parties have caused this Intellectual Property Security Agreement to be duly executed by its officers thereunto duly authorized as of the first date written above.

GRANTOR: KALOBIOS PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Cameron Durran
Name:	Dr. Cameron Durrant
Title:	Chairman and Chief Executive Officer

Grantor’s Contact Information: 1000 Marina Blvd, #250 Brisbane, CA 94005-1878 Attn: Dr. Cameron Durrant Facsimile: E-Mail: camerondurrant@yahoo.com

EXHIBIT A

Copyrights

Description	Registration/ Application Number	Registration/ Application Date

EXHIBIT B

Patents

Description	Registration/ Application Number	Registration/ Application Date

EXHIBIT C

Trademarks

Description	Registration/ Application Number	Registration/ Application Date	Registrant